Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
US Airways Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-44835) on Form S-8 of US Airways Group, Inc. of our report dated June 1, 2001, relating to the statements of net assets available for plan benefits of the US Airways, Inc. 401(k) Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2000 annual report on Form 11-K of the US Airways, Inc. 401(k) Savings Plan.

                                                                                                                                                          KPMG LLP

McLean, VA
June 20, 2001

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